Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-69776 on Form S-8 of our report dated June 30, 2008, relating to the financial statements and supplemental schedule of the Marsh & McLennan Companies 401(k) Savings and Investment Plan appearing in the Annual Report on Form 11-K of Marsh & McLennan Companies 401(k) Savings and Investment Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

June 30, 2008